Exhibit 99.1


Daisytek Predicts Significant Earnings Contribution from ISA

    ALLEN, Texas--June 24, 2002--

              Management Provides FY03 and FY04 Guidance;
        50% Revenue Growth, 20% Net Income Rise Expected in '03

    Daisytek International Corporation (Nasdaq:DZTK) today provided initial guidance on future earnings following the successful takeover of ISA International plc (London AIM: ISA.L).
    Daisytek's offer for ISA's ordinary share capital was declared successful on June 14. Management will discuss corporate prospects in greater detail, including analysis by fiscal quarter, in a conference call Tuesday at 9:30 a.m. CST, 10:30 a.m. EST.
    "We are confirming revenue estimates for this year ending March 31, 2003. Daisytek's targeted consolidated revenue is in the range of $1.8 billion to $1.9 billion, a growth of at least 50% from last year," said Jim Powell, president and CEO of Daisytek International.
    Daisytek is a global distributor of computer supplies, office products and accessories with operations in the United States, Canada, Mexico, Australia, South America and seven European countries as a result of the ISA deal. ISA is a U.K.-based distributor of computer supplies with operations in the United Kingdom, Ireland, France, Germany, Norway, Sweden and Italy.
    "Largely as a result of earnings dilution from ISA for the first two quarters of this fiscal year, we expect earnings per share for this fiscal year to be in the range of $1.05 to $1.10, based on a diluted, weighted average share count of 19.8 million shares and before any non-recurring charges. Corresponding net income this year will be about $21 million to $22 million, which is an increase of about 20% over last year's pro-forma $17.8 million," Powell said.
    "Based upon our expectations for ISA's continued recovery, we are targeting significant earnings growth to Daisytek for several years. We expect accretion from ISA to commence in our third fiscal quarter ending Dec. 31, 2002, and continue thereafter, including all four quarters of FY04. As a result, our early guidance for earnings in FY04 is $1.40 to $1.50 per diluted share.
    "Revenue growth should remain strong, with organic growth rates projected to be in the range of 10% to 15% annually. We will target ISA's operating profits to continue to improve to levels consistent with Daisytek's own. Last quarter, Daisytek's operating margins were 3.2% of revenue, with plans for its existing businesses to go to 3.5% in the next 12 months. We expect ISA to achieve this same level of improvement over the next three years, and as a result we anticipate consolidated earnings to rise 30% next year and 20% to 25% in the following two years, outstripping top-line growth rates," continued Powell.
    "The path to reaching these profit levels does not require extraordinary actions at ISA, nor realization of merger synergies. ISA has suffered from a lack of cash for the past two years. We are now recapitalizing the company and providing it with much-needed working capital. The three major country operations -- United Kingdom, France and Germany -- are operating from their own, new distribution centers with no significant investment required to achieve the targeted growth metrics. Daisytek is now one of the largest purchasers of computer supplies in the world and we will use our position to achieve supply chain improvements for ourselves and our business partners around the world, both customers and manufacturers," said Powell.
    "ISA is not only a great strategic fit with a great management team already in place, but it represents a significant earnings growth opportunity for Daisytek shareholders. In addition, we continue to see many opportunities in our existing businesses where computer supplies demand remains strong and our full entry into office products as an integrated service offering is on track for later this year," Powell concluded.
    To participate in the conference call, dial 801/303-7410 and provide identification, or go to www.daisytek.com and click on Investor Relations for the webcast. To hear a recorded playback in the following 14 days, call 402/220-1490 and use the playback access code 1086.


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    About Daisytek International

    Daisytek International is a worldwide distributor of computer and office supplies, peripherals and professional tape media. In addition, it offers fee-based marketing, demand-generation and fulfillment services. Daisytek sells its products and services in the United States, Europe, Canada, Australia, Mexico and South America, distributing more than 25,000 products from about 500 manufacturers, including printer supplies, magnetic and data storage media, video and motion picture film. With revenues of nearly $2 billion projected during the next 12 months, the company is traded on the Nasdaq market, ticker DZTK, and is headquartered near Dallas. This news release and more information about Daisytek are available at www.daisytek.com. The company's annual report is at www.dztkannualreport.com. These Web sites are not part of this release. Daisytek is a registered trademark of Daisytek, Incorporated. All rights reserved.

    The matters discussed in this news release contain both historical and forward-looking statements. All statements other than statements of historical fact are, or may be deemed to be, forward-looking information within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. You can identify these statements by the fact that they do not relate strictly to historical or current facts, but rather reflect our current expectations concerning future results and events. Forward-looking statements relating to such matters as our financial condition and operations, including forecasted information, are based on our management's current intent, belief or expectations regarding our industry or us. These forward-looking statements including forecasts are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. In addition, some forward-looking statements are based upon assumptions as to future events that may not prove to be accurate. Therefore, actual outcomes and results may differ materially from what is expected or forecasted in such forward-looking statements. We undertake no obligation to update publicly any forward-looking statement for any reason, even if new information becomes available or other events occur in the future.
    Certain factors, including but not limited to, general economic conditions, industry trends, the loss of or inability to hire skilled personnel, the loss of key suppliers or customers, the loss or material decline in service of strategic product shipping relationships, customer demand, product availability, competition (including pricing and availability), risks inherent in acquiring, integrating and operating new businesses and investments, concentrations of credit risk, distribution efficiencies, capacity constraints, technological difficulties (including equipment failure or a breach of our security measures), the volatility of our common stock, economic and political uncertainties arising as a result of terrorist attacks, seasonality, exchange rate fluctuations, foreign currency devaluations and the regulatory and trade environment (both domestic and foreign) could cause our actual results to differ materially from the anticipated results or other expectations expressed in our forward-looking statements. There may be additional risks that we do not currently view as material or that are not presently known.
    Other factors that could affect Daisytek are set forth in Daisytek's 10-K for the fiscal year ended March 31, 2001.

    CONTACT: Daisytek International
             Jim Powell, 972/881-4700
             or
             Michael A. Burns & Associates
             Craig McDaniel, APR, 214/521-8596 or 214/616-7186 mobile
             cmcdaniel@mbapr.com


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